Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-89204, 333-92196 and 333-152898 on Form S-3 and Registration Statement Nos. 333-134430, 333-94387, 333-91526, 333-113617 and 333-116180 on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries, and the effectiveness of Quicksilver Resources Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
March 2, 2009